[White & Case LLP Letterhead]







FFB:EMT:to'b                                                     March 26, 2007


Deutsche Bank Trust Company Americas,
     as Depositary under the Deposit Agreement referred to below
60 Wall Street
New York, NY 10005
United States



Ladies and Gentlemen:

     We refer to the Registration Statement on Form F-6 (the "Registration Statement") relating to American Depositary Shares (as defined in the Deposit Agreement) evidenced by American Depositary Receipts ("ADRs") (as defined in the Deposit Agreement), each ADR representing one third of one ordinary share of SGL Carbon Aktiengesellschaft (the "Company"). Terms used herein and not defined herein shall have the meanings assigned to them in the Form of Deposit Agreement, incorporated by reference in the Registration Statement as Exhibit
(a)(1) thereto the Registration Statement, dated as of June 4, 2006 (as amended pursuant to the Amendments referred to in the Registration Statement, the "Deposit Agreement") by and among JP Morgan Chase Bank (formerly Morgan Guaranty Trust Company of New York (the "Predecessor Depositary")), the Company and all holders and beneficial owners (the "Holders") from time to time of ADRs issued thereunder, and as assigned to them in Amendment No. 2 to Deposit Agreement, attached as Exhibit (a)(3) to the Registration Statement, dated as of March 26, 2007 (the "Amendment") by and among Deutsche Bank Trust Company Americas, as successor depositary (the "Depositary") the Company and the Holders.

     In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement, Amendment No. 1 to Deposit Agreement incorporated by reference in the Registration Statement as Exhibit (a)(2) thereto have been duly authorized, executed and delivered by the Predecessor Depositary and the Company and the Amendment has been duly authorized, executed and delivered by the Company and each constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement, the said Amendment No. 1 and the Amendment is legal and valid under German law and (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction

Deutsche Bank Trust Company Americas,

March 26, 2007



outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

     Based upon and subject to the foregoing, we are of the opinion that the American Depositary Shares covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

     The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit hereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                  Very truly yours,




                                                  /s/ White & Case LLP


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